                                                                   Exhibit 12.1

                       RAYTHEON COMPANY AND SUBSIDIARIES

                         STATEMENTS RE: COMPUTATION OF
                 RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                         (DOLLAR AMOUNTS IN MILLIONS)

                                                           SIX MONTHS ENDED
                                                        JUNE 28,       JULY 4,                     FISCAL YEAR ENDED
                                                         1998           1999          1994      1995     1996     1997      1998
Income before taxes per statements of income......        803            882           900     1,192    1,083      790     1,467

Add:
   Portion of rents representative of interest
      factor......................................         46             73            32        41       45       50       113
   Interest on indebtedness.......................        354            353            49       197      256      397       739
                                                        -----          -----         -----     -----    -----    -----     -----
   Income as adjusted.............................      1,203          1,308           981     1,430    1,385    1,237     2,319
                                                        =====          =====         =====     =====    =====    =====     =====
Fixed charges:
   Portion of rents representative of interest
      factor......................................         46             73            32        41       45       50       113
   Interest on indebtedness.......................        354            353            49       197      256      397       739
   Capitalized interest...........................          1              2             1         1        3        4         2
                                                        -----          -----         -----     -----    -----    -----     -----
      Fixed charges...............................        401            428            82       239      304      451       854
                                                        =====          =====         =====     =====    =====    =====     =====
Preferred Stock:
   Preferred Stock Dividends......................          0              0             0         0        0        0         0
                                                        =====          =====         =====     =====    =====    =====     =====
Ratio of Earnings to Combined Fixed Charges and
   Preferred Stock Dividends......................        3.0            3.1          12.0       6.0      4.6      2.7       2.7
                                                        =====          =====         =====     =====    =====    =====     =====
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